Exhibit 99.1

Kinnate Biopharma Announces Closing of Initial Public Offering
and Exercise in Full of the Underwriters’ Option to Purchase
Additional Shares

San Francisco and San Diego, Calif. December 7, 2020 – Kinnate Biopharma Inc. (Nasdaq: KNTE) (“Kinnate”), a biopharmaceutical company focused on the discovery and development of small molecule kinase inhibitors for difficult-to-treat, genomically defined cancers, today announced the closing of its initial public offering of 13,800,000 shares of its common stock, which includes the exercise in full of the underwriters’ option to purchase 1,800,000 additional shares of its common stock, at a price to the public of $20.00 per share. Including the option exercise, the aggregate gross proceeds from the offering were $276.0 million, before deducting underwriting discounts and commissions and estimated offering expenses. All of the shares were offered by Kinnate. The shares began trading on The Nasdaq Global Select Market on December 3, 2020, under the symbol “KNTE.”

Goldman Sachs & Co. LLC, SVB Leerink LLC and Piper Sandler & Co. acted as joint book-running managers for the offering. Wedbush PacGrow acted as lead manager for the offering.

Registration statements relating to these securities have been filed with the Securities and Exchange Commission and became effective on December 2, 2020. The offering was made only by means of a prospectus. Copies of the final prospectus may be obtained from: Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at (866) 471-2526, or by email at Prospectus-ny@ny.email.gs.com; SVB Leerink LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, by telephone at (800) 808-7525, ext. 6132, or by email at syndicate@svbleerink.com; or Piper Sandler & Co., 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, Attention: Prospectus Department, by telephone at (800) 747-3924, or by email at prospectus@psc.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful before registration or qualification under the securities laws of that state or jurisdiction.

About Kinnate Biopharma Inc.

Kinnate Biopharma is focused on the discovery and development of small molecule kinase inhibitors for difficult-to-treat, genomically defined cancers. Kinnate’s mission is to expand the reach of targeted therapeutics by developing products for underserved populations. Kinnate utilizes its deep expertise in structure-based drug discovery, translational research, and patient-driven precision medicine, which it refers to as the Kinnate Discovery Engine, to develop targeted therapies. Based in San Francisco and San Diego, California, the Kinnate team is composed of drug discovery experts supported by a distinguished group of scientific advisors.

For more information, please contact:
Investors:
investors@kinnate.com

Media:
Colin Sanford
colin@bioscribe.com